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Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of December 13, 2004, by and between NEON Systems, Inc., a Delaware corporation (the "Company"), and ClientSoft, Inc. (the "Stockholder").

RECITALS

        A.    Pursuant to the Asset Purchase Agreement dated as of December 13, 2004 (the "Asset Purchase Agreement") by and among the Company, the Stockholder and U.S. Bank National Association, as the escrow agent, the Company issued to the Stockholder a Warrant (the "Warrant") to purchase 1,125,000 shares of the Common Stock, $0.01, par value per share, of the Company (the "Company Common Stock"), in partial consideration for the purchase by the Company of certain assets and the assumption of certain liabilities of the Stockholder, upon the terms and subject to the conditions described in the Asset Purchase Agreement (the "Asset Purchase").

        B.    As a condition to the closing of the Asset Purchase, the Company has agreed to grant to the Stockholder certain registration rights with respect to the shares of Company Common Stock issuable upon exercise of the Warrant (the "Warrant Shares"), and to enter into this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Stockholder agree as follows:

        1.    Definitions of Certain Terms.    As used herein, the following terms shall have the following meanings. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Asset Purchase Agreement.

          (a)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks in Houston, Texas are closed.

          (b)   "Closing Date" means the Closing Date as defined in the Asset Purchase Agreement.

          (c)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

          (d)   "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the commission.

          (e)   "Holder" means Stockholder and any other person or entity holding Registrable Shares to whom the registration rights granted in this Agreement have been transferred pursuant to Section 8.

          (f)    "Registrable Shares" means the Warrant Shares, and any other securities issued by the Company as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, Registrable Shares shall not include shares of Company Common Stock that have been disposed of pursuant to a registration statement under the Securities Act (including the Shelf Registration contemplated by this Agreement) or pursuant to Rule 144 of the Securities Act or that can be sold without registration in accordance with Rule 144(k) of the Securities Act.

          (g)   "SEC" means the United States Securities and Exchange Commission, or any governmental agency succeeding to its functions.

          (h)   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

          (i)    "Termination Date" means 5:00 PM Houston, Texas time on the second anniversary of the first date on which all or any portion of the Warrant is exercised.

        2.    Shelf Registration.    The Company agrees that it shall use its commercially reasonable efforts to prepare and cause to be filed with the SEC as soon as practicable following the Company's filing of its annual report on Form 10-K for the fiscal year ended March 31, 2005, a registration statement on Form S-3, or if the Company is not eligible to use Form S-3 for the registration of a secondary offering, on such form as may then be available to the Company (the "Shelf Registration") under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Registrable Shares. The Company shall use commercially reasonable efforts thereafter to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable, including, without limitation, responding as promptly as practicable to any comments of the staff of the SEC. The Company shall request acceleration of the effectiveness of the Shelf Registration as promptly as practicable following the notification of the Company in writing by the staff of the SEC that it does not have any further comments to the Shelf Registration, and such request for acceleration shall specify a date of effectiveness that is no more than three (3) business days after the date such request is filed. The Company may postpone the filing or the effectiveness of the Shelf Registration for a period of up to sixty (60) days if the Company determines in good faith that the filing or effectiveness of the Shelf Registration would require the disclosure of information that could be materially detrimental to the Company or its stockholders; provided, however, that the Company shall not be required to disclose such information to the Holders. Subject to Sections 3 and 4, the Company shall use commercially reasonable efforts to keep the Shelf Registration continuously effective until the earlier to occur of (A) the Termination Date and (B) the first date on which no Registrable Shares originally covered by the Shelf Registration shall constitute Registrable Shares. The Shelf Registration shall state, to the extent permitted by Rule 416 under the Securities Act, that it also covers such indeterminate number of additional shares of Company Common Stock as may become issuable upon the exercise of the Warrant pursuant to its terms in order to prevent dilution resulting from stock splits, stock dividends or similar events.

        3.    Registration Procedures.    After the Company commences the registration of the Registrable Shares pursuant to the Shelf Registration, the Company shall take commercially reasonable actions to permit registration and sale of the Registrable Shares pursuant to the Shelf Registration, including the following:

          (a)   Prepare and file with the SEC such amendments and supplements to the Shelf Registration and the prospectus used in connection with the Shelf Registration as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of the Shelf Registration;

          (b)   notify the Holders of the filing of the Shelf Registration and each amendment and supplement thereto and furnish to the Holders such number of copies of the Shelf Registration, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Shelf Registration (including any preliminary prospectus) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Holders;

          (c)   use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or "blue sky" laws of such jurisdictions and to do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Shares owned by the Holders; provided, however, that the Company shall not be required (i) to qualify to do business in any jurisdiction where it is not then so qualified or (ii) to consent to general service of process in any jurisdiction where it is not then so subject to service of process;

          (d)   use commercially reasonable efforts as promptly as practicable to cause all Registrable Shares covered by the Shelf Registration to be listed on the Nasdaq Stock Market or other securities exchange or market, if any, on which similar securities issued by the Company are then listed;

          (e)   use commercially reasonable efforts to file with the SEC in a timely manner all reports or other documents required of the Company under the Securities Act and Exchange Act; and

          (f)    permit one counsel for Stockholder to review the Shelf Registration and all amendments and supplements thereto, and any comments made by the staff of the SEC concerning the Holders and the Company's responses thereto, within a reasonable period of time (but in no event less than two (2) Business Days after the Stockholder has received such documents) prior to the filing thereof with the SEC (or, in the case of comments made by the staff of the SEC, within a reasonable period of time following the receipt thereof by the Company).

        4.    Stop Order; Amendment of Prospectus.

          (a)   The Company will notify the Holders promptly of (i) the issuance of any stop order suspending the effectiveness of the Shelf Registration or (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Shelf Registration in the jurisdiction to which such stop order or suspension relates. The Company shall use commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Shelf Registration.

          (b)   The Company will notify the Holders promptly if the Company is in possession of material non-public information that an executive officer of the Company determines in good faith should not be disclosed because it would be materially detrimental to the Company or its stockholders but would otherwise be required to be set forth in the prospectus used in connection with the Shelf Registration (the "Prospectus"); provided, however, that the Company shall not be required to disclose such event or facts, or the nature thereof, to the Holders. Immediately upon receipt of such notice, the Holders shall cease to offer or sell any Registrable Shares pursuant to the Prospectus, cease to deliver or use such Prospectus and, if so requested by the Company, return to the Company, at the Company's expense, all copies (other than permanent file copies) of such Prospectus. Promptly after the Company determines that the information may be included in an amendment or supplement to any Prospectus, the Company will use commercially reasonable efforts to amend or supplement the Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts. In the event that an executive officer of the Company determines in good faith that the disclosure of such information would be materially detrimental to the Company or its stockholders, the Company shall be permitted to delay the filing of such an amendment or supplement to such Prospectus for a period of time to extend no longer than sixty (60) days in any twelve (12) month period. The Company will promptly furnish copies of such amendment or supplement to such Prospectus to the Holders and notify Holders when trading may once again commence.

          (c)   Holders that are employees of the Company or any subsidiary of the Company shall be subject to the Company's Code of Conduct and Insider Trading Policy.

        5.    Information Concerning the Holders; Termination of Use of Shelf Registration.

          (a)   The obligations of the Company to take the actions contemplated by Sections 2 and 3 with respect to an offering of Registrable Shares shall be subject to the condition that each Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder shall furnish to the Company in writing such information and furnish such documents as may be reasonably required by the Company in the preparation of (A) a Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws pursuant to Section 3(b), and shall promptly notify the Company of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such

  Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in such Prospectus (or any amendment or supplement thereto).

          (b)   The rights of the Holders to sell Registrable Shares pursuant to the Shelf Registration shall terminate on the Termination Date.

        6.    Expenses of Registration.    The Company shall pay all reasonable expenses incident to its performance of or compliance with this Agreement and registration of Registrable Shares in connection herewith, including (a) all SEC, stock exchange or market and National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses incurred in complying with securities or "blue sky" laws, (c) all printing, messenger and delivery expenses and (d) all fees and disbursements of the Company's independent public accountants and counsel (all of such expenses herein referred to as "Registration Expenses"). The Registration Expenses shall not include (and the Company shall not be responsible for) any legal fees of the Holders or any sales or underwriting discounts, commissions or fees attributable to the sale of the Registrable Shares, which shall be borne by the Holders.

        7.    Indemnification and Contribution.

          (a)   The Company agrees to indemnify, to the extent permitted by law and subject to the terms of this Agreement, each Holder and its directors, officers, partners, members, employees and agents and each person, if any, who controls such Holder or other person (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or a Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading; provided, however, that the Company shall not be liable to any Holder or its directors, officers, partners, members, employees or agents or each person, if any, who controls such Holder or other person (within the meaning of the Securities Act) (i) to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon any untrue or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder or person furnished in writing to the Company by such Holder or person for use in the preparation of the Shelf Registration (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto), (ii) if a copy of any Prospectus (or any amendment thereto) relating to the Shelf Registration was not sent or given by or on behalf of such Holder to a purchaser of the Holder's Registrable Shares, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Shares to such purchaser, and if such Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability and a copy of such Prospectus was delivered to such Holder, or (iii) to the extent such loss, claim, damage, liability or expense arises out of or is based upon a purported transfer of Registrable Shares at a time when transfers pursuant to the Registration Statement have been prohibited pursuant to Section 4(a), 4(b) or 4(c).

          (b)   In connection with the Shelf Registration, each Holder, severally and not jointly, will indemnify, to the extent permitted by law and subject to the terms of this Agreement, the Company, its directors, officers, employees and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or a Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Holder for use in the preparation of the Shelf Registration (or any amendment thereto) or a prospectus (or any amendment or supplement thereto); provided, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the gross proceeds received by such Holder.

          (c)   Each party entitled to indemnification under this Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and provided, further, that the delay or failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7, except to the extent that the Indemnifying Party shall have been materially adversely affected by such delay or failure. The Indemnified Party may participate in such defense at the Indemnified Party's expense; provided, however, that the Indemnifying Party shall pay any such reasonable expense if the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such claim or litigation resulting therefrom. No Indemnified Party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the Indemnifying Party.

          (d)   If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Agreement, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expense, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by it pursuant to such Shelf Registrations.

        8.    Transfer of Registration Rights.    The registration rights of Stockholder under this Agreement with respect to any Registrable Shares may be transferred to any transferee in a transfer that complies with Section 9.4 of the Asset Purchase Agreement who is a stockholder, noteholder or key employee incentive plan participant of Stockholder as of the date hereof; provided that the Company is given written notice by Stockholder at the time of such transfer stating the name and address of the transferee and identifying the Registrable Shares with respect to which the rights under this Agreement are being assigned and such transferee executes and delivers such agreements as the Company may reasonably require in order to confirm that such transferee agrees to be bound by this Agreement.

        9.    Amendment of Registration Rights.    This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by a written instrument that is signed by the Company and the Holders that then hold a majority in interest of the Registrable Shares.

        10.    Termination.    This Agreement shall terminate at the earlier of (i) 5:00 PM Houston, Texas time on the Termination Date and (ii) the first date on which all Registrable Shares originally covered by the Shelf Registration shall no longer constitute Registrable Shares. Upon termination of this Agreement, the Company may terminate the Shelf Registration. Notwithstanding the termination of this Agreement, the provisions of Sections 1, 6, 7, 10, 12, 13, 14, 15, 16, 17 and 18 shall survive such termination.

        11.    Grant of Additional Registration Rights.    The Holders acknowledge that the Company may grant registration rights to other persons and entities in the Company's sole and absolute discretion, so long as such registration rights do not impair the Company's ability to perform its obligations under this Agreement.

        12.    No Waiver.    The terms and conditions of this Agreement may be waived only by a written instrument that is (a) signed by a Holder, in the case where such Holder is waiving compliance and (b) signed by the Company in the case where the Company is waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        13.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        14.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (i)
    if to the Company, to:

    NEON Systems, Inc.
    14100 Southwest Freeway, Suite 500
    Sugar Land, Texas 77478
    Attention: Brian D. Helman
    Facsimile No.: (281) 242-3880
    Telephone No.: (281) 491-4200

    and a copy to:

    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    8911 Capital of Texas Highway, Suite 3350
    Austin, Texas 78759
    Attention: Paul R. Tobias
    Facsimile No.: (512) 338-5499
    Telephone No.: (512) 338 5400

    (ii)
    if to the Stockholder, to:

    ClientSoft, Inc.
    10988 SW 59th Ct.
    Pinecrest, Florida 33156
    Attention: William W. Wilson, III
    Facsimile No.: (305) 513-5717
    Telephone No.: (305) 666-1426

    and a copy to:

    Holland & Knight LLP
    701 Brickell Avenue, Suite 3000
    Miami, FL 33131
    Attention: Rodney H. Bell, Esq.
    Facsimile No.: (305) 789-7799
    Telephone No.: (305) 789-7639

        16.    Construction of Agreement.    The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        17.    Entire Agreement, Assignability, etc.    This Agreement and the Asset Purchase Agreement and the documents and other agreements among the parties hereto and thereto as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede in their entirety all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise, except by the Company upon an acquisition of the Company, or by a Holder as provided in Section 8.

        18.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

        19.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement. This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile transmission.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

        IN WITNESS WHEREOF, the parties have executed or caused this Registration Rights Agreement to be executed by their duly authorized respective officers (as applicable) as of the date first written above.

COMPANY:
NEON SYSTEMS, INC.
By:	/s/ BRIAN D. HELMAN Brian D. Helman, Chief Financial Officer
HOLDER:
CLIENTSOFT, INC.
By:	/s/ WILLIAM W. WILSON, III William W. Wilson, III President, Chief Executive Officer and Assistant Secretary

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  Exhibit 4.2